Code of Conduct

POLICY:

Mellon Capital has adopted Bank of New York Mellon Corporation’s Code of Conduct (the “Code”).

The Bank of New York Mellon Ethics Office is responsible for administering the policies set forth in the Code.

PROCEDURES:

Mellon Capital Compliance Department will be responsible for enforcing compliance with the Code of Conduct. This can include:

•	Annual Certification that employees have read and are familiar with the Code; and
•	Periodic reminders from Compliance and/or Senior Management as deemed necessary.

QUESTIONS:

If you have any questions about the Code, ask your supervisor or consult with the Chief Compliance Officer or his designee and/or Legal Department. If you suspect a violation of the Code of Conduct, you may contact the Ethics Office, General Counsel or Manager of Corporate Compliance. All communications will be handled in a confidential manner.

REFERENCE

The Code can be accessed on the Bank of New York Mellon intranet under Corporate Policy I-A-010 Code of Conduct.

MCM Policy: Code of Conduct	Last Updated 9/29/2011